Exhibit 99.1

SiTime Reports Third Quarter 2021 Financial Results

SANTA CLARA, Calif., November 3, 2021 – SiTime Corporation, (Nasdaq: SITM), a market leader in MEMS timing, today announced financial results for the third quarter ended September 30, 2021.

Net revenue in the third quarter of 2021 was $63.0 million, a 92.9% increase from the $32.7 million in the third quarter of 2020 and a 41.7% increase from the $44.5 million in the second quarter of 2021.

Generally Accepted Accounting Principles (GAAP) Results

In the third quarter of 2021 gross margins were $41.7 million, or 66.2% of revenue, operating expenses were $27.6 million, or 43.8% of revenue, GAAP income from operations was $14.1 million, or 22.3% of revenue and net income was $14.0 million, or $0.66 per diluted share.

Total cash and cash equivalents were $267.0 million on September 30, 2021.

Non-GAAP Results

This press release and its attachments include certain non-GAAP supplemental performance measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

In the third quarter of 2021, non-GAAP gross margins were $42.1 million, or 66.9% of revenue, non-GAAP operating expenses were $20.1 million, or 31.8% of revenue, non-GAAP income from operations was $22.0 million, or 34.9% of revenue and non-GAAP net income was $21.9 million, or $1.03 per diluted share.

The reconciliation between GAAP and non-GAAP financial results is provided in the financial statements portion of this release.

SiTime believes that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to SiTime’s financial condition and results of operations. SiTime believes that these non-GAAP financial measures provide additional insight into SiTime’s ongoing performance and core operational activities and has chosen to provide these measures for more consistent and meaningful comparison between periods. These measures should only be used to evaluate SiTime’s results of operations in conjunction with the corresponding GAAP measures. The non-GAAP results exclude the effect of stock-based compensation and related payroll taxes.

Conference Call

SiTime will broadcast its third quarter of 2021 financial results conference call today, November 3, 2021, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), which can be accessed by calling +1-844-467-7657 and using conference ID 5369187. The conference call will also be available via a live webcast on the investor relations section of the SiTime website at investor.sitime.com. Please access the website at least a few minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available on the website for a limited period of time.

About SiTime

SiTime Corporation is a market leader in silicon MEMS timing. Our programmable solutions offer a rich feature set that enables customers to differentiate their products with higher performance, smaller size, lower power, and better reliability. With over 2 billion devices shipped, SiTime is changing the timing industry. For more information, visit https://www.sitime.com/.

SiTime Corporation
Unaudited GAAP Condensed Consolidated Statements of Operations

	Three Months Ended
	September 30, 2021	June 30, 2021
	(in thousands, except per share data)
Revenue	$63,029	$44,496
Cost of revenue	21,334	17,669
Gross profit	41,695	26,827
Operating expenses:
Research and development	13,005	12,067
Selling, general and administrative	14,616	12,686
Total operating expenses	27,621	24,753
Income from operations	14,074	2,074
Interest expense	—	2
Other expense, net	(110)	(30)
Income before income taxes	13,964	2,046
Income tax expense	(4)	(23)
Net income	$13,960	$2,023
Net income attributable to common stockholders and comprehensive income	$13,960	$2,023
Net income per share attributable to common stockholders, basic	$0.73	$0.11
Net income per share attributable to common stockholders, diluted	$0.66	$0.10
Weighted-average shares used to compute basic net income per share	19,149	18,942
Weighted-average shares used to compute diluted net income per share	21,252	20,893

SiTime Corporation Unaudited Reconciliation of Non-GAAP Adjustments

	Three Months Ended
	September 30, 2021	June 30, 2021
	(in thousands, except per share data)
Reconciliation of GAAP gross profit and margin to non-GAAP
Revenue	$63,029	$44,496
GAAP gross profit	41,695	26,827
GAAP gross margin	66.2%	60.3%
Stock-based compensation and related taxes	443	461
Non-GAAP gross profit	$42,138	$27,288
Non-GAAP gross margin	66.9%	61.3%

Reconciliation of GAAP operating expenses to non-GAAP
GAAP research and development expenses	13,005	12,067
Stock-based compensation and related taxes	(3,094)	(2,967)
Non-GAAP research and development expenses	$9,911	$9,100

GAAP sales, general and administrative expenses	14,616	12,686
Stock-based compensation and related taxes	(4,414)	(4,173)
Non-GAAP sales, general and administrative expenses	$10,202	$8,513
Total Non-GAAP operating expenses	$20,113	$17,613

Reconciliation of GAAP income from operations to non-GAAP income from operations
GAAP income from operations	$14,074	$2,074
Stock-based compensation and related taxes	7,951	7,601
Non-GAAP income from operations	$22,025	$9,675
Non-GAAP income from operations as a percentage of revenue	34.9%	21.7%

Reconciliation of GAAP net income to non-GAAP net income
GAAP net income	$13,960	$2,023
Stock-based compensation and related taxes	7,951	7,601
Non-GAAP net income	$21,911	$9,624
Weighted-average shares used to compute diluted net income per share	21,252	20,893

Stock-based compensation and related taxes
Stock-based compensation	$7,388	$6,624
Stock-based compensation related taxes	563	977
Stock-based compensation and related taxes	$7,951	$7,601

GAAP net income per share diluted	$0.66	$0.10
Non-GAAP adjustments detailed above	0.37	0.36
Non-GAAP net income per share diluted	$1.03	$0.46

SiTime Corporation Unaudited GAAP Condensed Consolidated Balance Sheets

	As of
	September 30, 2021	June 30, 2021
	(in thousands)
Assets:
Current assets:
Cash and cash equivalents	$267,042	$253,538
Accounts receivable, net	32,466	25,270
Related party accounts receivable	5	2,411
Inventories	19,635	18,494
Prepaid expenses and other current assets	3,906	2,844
Total current assets	323,054	302,557
Property and equipment, net	31,346	20,772
Intangible assets, net	4,540	2,475
Right-of-use assets, net	8,341	8,417
Other assets	162	162
Total assets	$367,443	$334,383
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$12,972	$9,932
Accrued expenses and other current liabilities	20,464	13,807
Total current liabilities	33,436	23,739
Lease liabilities	6,356	6,718
Other non-current liabilities	1,654	—
Total liabilities	41,446	30,457
Commitments and contingencies
Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	376,973	368,862
Accumulated deficit	(50,978)	(64,938)
Total stockholders’ equity	325,997	303,926
Total liabilities and stockholders’ equity	$367,443	$334,383

Investor Relations Contacts:

Shelton Group

Leanne Sievers | Brett Perry

1-949-224-3874 | 1-214-272-0070

sheltonir@sheltongroup.com

SiTime Corporation

Art Chadwick

Chief Financial Officer

investor.relations@sitime.com